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SCOTIA PLAZA, 40 KING STREET WEST,
TORONTO, CANADA M5H 3Y4
TEL 416-367-6000
TEL 416-367-6749
www.borden.com







                                                             February 10, 2000




TO:      Republic Technologies International, LLC
         RTI Capital Corp.
         Canadian Drawn Steel Company, Inc.

Dear Sirs/Mesdames:


         We have acted as special counsel in the Province of Ontario to Republic Technologies International, LLC and RTI Capital Corp. (the "Issuers") and Canadian Drawn Steel Company Inc. (the "Canadian Guarantor"), a corporation incorporated under the laws of Canada, in connection with the indenture (the "Indenture") dated as of August 13, 1999 among Republic Technologies International, LLC and RTI Capital Corp. as Issuers, the guarantors named therein as guarantors, and United States Trust Company of New York (the "Trustee"), as trustee thereunder.

         This opinion is being delivered in connection with the issuance by the Issuers of up to US$425,000,000 aggregate principal amount of 13 3/4 % Senior Secured Notes due 2009 (the "Exchange Notes") under the Indenture which will be guaranteed by the Canadian Guarantor pursuant to the terms of the Indenture.

Review

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction of the following executed documents:

1.       the Indenture;

2. the certificate (the "Officer's Certificate") of an officer of the Canadian Guarantor, dated February 10, 2000.

         We have also examined such statutes, certificates and other documents, and have considered such questions of law, as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any natural persons








A MEMBER OF
Borden o DuMoulin o Howard o Gervais
TORONTO   VANCOUVER   CALGARY   MONTREAL    LONDON ENGLAND

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signing any documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or true copies or as reproductions (including documents received by facsimile machine) and the accuracy and completeness of all certificates of public officials and officers of the Canadian Guarantor, including the Officer's Certificate.

Qualifications

         We are qualified to practise law only in the Province of Ontario. We have made no investigation of the laws of any jurisdiction other than, and the opinions hereinafter set forth are confined to, the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario, as in force at the date hereof.

         In expressing the opinion set out in paragraph 1 below, we have obtained and relied upon a Certificate of Compliance dated January o, 2000 issued by Industry Canada as evidence that the Canadian Guarantor has not been dissolved as at the date hereof.

         Our knowledge referred to in subparagraph 5(c) below is derived solely from a review of our own records and from the Officer's Certificate. Our knowledge referred to in subparagraph 5(d) below is derived solely from a review of the Officer's Certificate. We have made no independent investigation to verify the accuracy or completeness of our knowledge, and in particular we have not conducted searches in the public records of any court or any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         In expressing our opinion set forth in paragraph 3 below we have, with your permission, relied solely upon the Officer's Certificate.

Opinions

         Based and relying upon, and subject to, the foregoing and to the qualifications and assumptions hereinafter expressed, we are of the opinion that:

1. The Canadian Guarantor has been duly incorporated under the laws of Canada and has not been discontinued or dissolved.

2. The Canadian Guarantor has all necessary corporate power and corporate authority to execute and deliver, and to perform its obligations under the Indenture and the guarantee by the Canadian Guarantor contained in Article X thereof (the "Canadian Guarantee").

3. The execution, delivery and performance by the Canadian Guarantor of the Indenture and the Canadian Guarantee have been duly authorized by all necessary corporate action on the Canadian Guarantor's part and the Indenture has been duly executed and delivered by the Canadian Guarantor.


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4.       No consent, approval, authorization, licence, qualification or order of, or filing or registration with, any court, governmental department or regulatory authority, is necessary under the federal laws of Canada or the laws of the Province of Ontario as a condition to the lawful execution and delivery by the Canadian Guarantor of the Indenture and the Canadian Guarantee, or the performance of its obligations thereunder.

5. The execution and delivery by the Canadian Guarantor of the Indenture and the Canadian Guarantee and the performance of its obligations under the Indenture and the Canadian Guarantee do not and will not conflict with or constitute or result in a breach or violation of:

         (a)      the articles or by-laws of the Canadian Guarantor;

         (b) any statute or regulation or other applicable law of Canada or the Province of Ontario;

         (c) to the best of our knowledge, any order of any court or governmental authority of the Province of Ontario applicable to the Canadian Guarantor; or

         (d) to the best of our knowledge, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which the Canadian Guarantor is a party.

6.       The Canadian Guarantee shall, upon the issuance of the Exchange
Notes, constitute a valid and legally binding obligations of the Canadian Guarantor in respect of the Exchange Notes, enforceable against the Canadian Guarantor in accordance with its terms. For the purposes hereof the words "valid and legally binding obligation of the Canadian Guarantor in respect of the Exchange Notes, enforceable against the Canadian Guarantor in accordance with its terms" does not extend to any, and we express no, opinion on the enforceability or effectiveness of the Canadian Guarantee under the laws of the State of New York and the foregoing opinion is limited to the extent that the Canadian Guarantee constitutes a valid and legally binding obligation of the Canadian Guarantor, enforceable against the Canadian Guarantor under the laws of the State of New York.

Assumptions

         In rendering the opinions set forth above, we have assumed without independent enquiry that:

         (a) there has occurred due execution and delivery of each of the other documents delivered in connection with the Indenture by each of the parties thereto, other than the Canadian Guarantor, and each such other document is enforceable in accordance with its terms against every party thereto, other than the Canadian Guarantor; and



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         (b)      the Exchange Notes shall be issued under, and in accordance with the terms of, the Indenture and the other documents delivered in connection therewith.

Qualifications

The foregoing opinions are subject to the qualifications that:

         (a) The enforceability of the Indenture and the Canadian Guarantee such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to affecting the enforceability of creditors' rights generally;

         (b) we express no opinion as to the availability of equitable remedies, as they are available only in the discretion of the court;

         (c) Canadian law requires judgments rendered by Canadian courts to be expressed in the currency of Canada;

         (d) rights to indemnity and contribution may be limited by applicable laws;

         (e) the validity and enforceability of provisions inserted in the Indenture that purport to (i) from the Indenture any provision that is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the Indenture or (ii) determine who should pay the costs of any proceedings, or the amounts thereof, would be subject to the discretion of the court.

         We hereby consent to the reliance of Simpson Thacher & Bartlett on this opinion and to the filing of this opinion letter as Exhibit 5 to the Registration Statement on form S-4 (no. 333-90709) in connection with the Exchange Notes and the use of our name under the caption "Legal Matters" in the Prospectus included in the said Registration Statement.


                                                             Yours truly,


                                                             /s/ Borden & Elliot


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